Exhibit 3-a
                            ARTICLES OF AMENDMENT
                                      TO
                        ARTICLES OF INCORPORATION OF

                       CENTRAL AMERICAN EQUITIES CORP.

Pursuant to the provisions of section 607.1006, Florida Statues, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

NEW CORPORATE NAME:

CHINA AOXING PHARMACEUTICAL COMPANY, INC.

AMENDMENTS ADOPTED

ARTICLE III of the Certificate of Incorporation of the Corporation is amended to read in its entirely as follows:

ARTICLE III:  CAPITAL STOCK

     3.1. Authorized Shares. The Corporation is authorized to issue 100,000,000 shares of Common Stock, $.001 par value ("Common Stock") and 1,000,000 shares of Preferred Stock, $.001 par value ("Preferred
     Stock").   The board of directors may provide for the issuance of
     the preferred shares in one or more series, and may determine the preferences, limitations and relative rights of each such series, by filings articles of amendment pursuant to Section 607.0602 of the Florida Business Corporation Act.

     3.2 Reverse Stock Split. On July 6, 2006 at 6:00 p.m. Eastern Standard Time (the "Effective Time"), a reverse stock split ("Reverse Stock Split") will occur, as a result of which each four
     (4) issued and outstanding shares of Common Stock of the Corporation ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation's Common Stock ("New Common Stock"). The Reverse Stock Split will be effected as follows:

     (a) Following the Effective Time, each holder of a certificate (s) representing outstanding shares of the Corporation's Old Common
     Stock ("Old Certificate(s)") will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation's transfer agent (the "Agent") for cancellation, a certificate(s)
     ("New Certificate") representing the number of shares of New
     Common Stock owned by such stockholder following the Reverse
     Stock Split.

     (b) From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provision hereof.

     (c) The Corporation will not issue fractional shares. The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number.

     3.3     Designation of Series C Preferred Stock.

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Convertible Preferred Stock" and the number of shares constituting such series shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Convertible Preferred Stock.

     Section 2.  Dividends and Distributions.

        (A)  No Dividends.   The holders of Series C Convertible
     Preferred Stock shall not be entitled to receive dividends except upon liquidation.

        (B) Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series C Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock or any other series of preferred stock, the sum of One Cent ($0.01) per share, after which the holders of Series C Convertible Preferred Stock shall share in the distribution with the holders of the Common Stock and other series of preferred stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series C Convertible Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that holder's Series C Convertible Preferred Stock could be converted on the record date for the distribution.

     Section 3. Voting Rights. The holders of shares of Series C Convertible Preferred Stock shall have the following voting rights:
     Each share of Series C Convertible Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder's shares of Series C Convertible Preferred Stock are convertible on the record date for the stockholder action, as determined under Section 8 hereof.

     Section 4. Reacquired Shares. Any shares of Series C Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 5. Redemption. On the first anniversary of the date on which the Series C Convertible Preferred Stock is issued (or on the first business day after such date, if the redemption date falls on a date on which banks in New York State are closed), the Corporation shall be entitled to redeem the shares of Series C Convertible Preferred Stock by giving written notice to the registered holders thereof not less than 5 nor more than 60 days prior to the redemption date. Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and
     (3) the place where certificates for the Series C Convertible Preferred Stock are to be surrendered. Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of $.001 per share. Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

     Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted that in any manner would materially alter or change the powers, preferences or special rights of the Series C Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series C Convertible Preferred Stock, voting together as a single class.

     Section 7. No Impairment. The Corporation will not, by amendment of
     its Articles of   Incorporation or adoption of a directors'
     resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion
     Rights of the holder of the Series C Convertible Preferred Stock against impairment.

     Section 8. Conversion. The holders of the Series C Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series C Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

            (A) Conversion. Subject to and in compliance with the provisions of this Section 8, any shares of Series C Convertible Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock
     (a "Conversion"). The number of shares of Common Stock to which a holder of Series C Convertible Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series C Convertible Preferred Stock being converted by four hundred (400) ("Adjustment Number").

            (B) Dividend Payable in Shares of Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (C) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series C Convertible Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series C Convertible Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

            (D) Adjustment for Reclassification, Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series C Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation's stock, whether by recapitalization, combination, consolidation, reclassification or otherwise, in any such event the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

            (E) Mechanics of the Conversion. Upon a Conversion, the holder of Series C Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Convertible Preferred Stock to be converted. The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (F) Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred Stock, the
     Corporation shall, at the request of any holder of Series C Convertible Preferred Stock, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     Section 9. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series C Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

     Section 10. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by regular mail, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

     If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: N/A

     The date of each amendment's adoption:  May 31, 2006

     Effective date:  July 6, 2006

                            Adoption of Amendments

	The amendment was approved by the shareholders. The number of votes cast for the amendments by the shareholders was sufficient for approval.


                                        /s/ Zhenjiang Yue
                                         ----------------------
                                        Zhenjiang Yue
                                        Chief Executive Officer